EXHIBIT 10.1

                              SUBLICENSE AGREEMENT
                              --------------------

         This Sublicense Agreement ("Agreement") is made and entered into effective as of this 31th day of March, 2007, by and between Migami, Inc., a Nevada corporation with offices at 3701 Wilshire Boulevard, Suite 506, Los Angeles, California 90010 ("Migami") and Migami Korea, Ltd., a Korean corporation with offices located at Kyung Ki Do, Kimpo Pung Mu-Dong, 109-5, South Korea ("MKL").

                                    RECITALS
                                    --------

         WHEREAS, under a License Agreement, dated effective as July 18, 2005 ("InnoZen License"), between Migami and InnoZen, Inc., a Delaware corporation ("Innozen"), Migami holds the exclusive right to make, have made, use, offer for sale, and sell products utilizing the Licensed Technology in certain parts of Asia. The InnoZen License also permits Migami to sublicense its rights thereunder to third parties; and

         WHEREAS, MKL desires to obtain from Migami the right to make, have made, use, offer for sale, and sell products in the Licensed Technology and Migami desires to sublicense such rights to MKL.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Migami and MKL agree as follows:

                             ARTICLE I. DEFINITIONS
                                        -----------

         As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

         1.1. "Affiliate" shall mean any company or other business entity controlled by, or controlling or under common control with a party. Control shall be deemed to exist if there is common ownership, direct or indirect, of at least thirty-five percent (35%) of the voting stock, equity, or income interest.

         1.2. As used herein, "Aggregate Consideration" shall mean the aggregate of all non-refundable sums received by MKL from a third party in consideration for (a) revenues from sublicenses of Products in the Territory, (b) revenue from sale of Products in the Territory, and (c) any other revenue from the sale or license of Products in the Territory.

         1.3. As used herein, "Force Majeure" shall mean a failure to fulfill a requirement under this Agreement due to fire, flood, strike or other labor dispute, accident to machinery, act of sabotage, riot, precedence or priority granted at the request of or for the benefit, directly or indirectly, of any government, including but not limited to the United States of America federal or


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state, or a Territory, foreign government or any subdivision or agency thereof, export or import restriction, delay in transportation or lack of transportation, facilities, restriction imposed by the United States of America federal or state, or a Territory, foreign legislation or rule or regulation thereunder, or war or insurrection or any cause beyond the control of either party.

         1.4. As used herein, "Licensed Technology" shall mean all Patent Rights and all technical information and data owned, possessed, or reasonably obtainable from Innozen by Migami as of the date of this Agreement relating to the development, manufacture (including manufacturing process), and commercialization of Products, but only to the extent such information and data is reasonably necessary to commercially exploit the Products within the Territory.

         15. As used herein, the term "Migami" shall mean Migami, Inc., a Nevada corporation. Migami is the successor in interest to the rights obtained by Innovay, Inc., a California corporation, under the Innozen License.

         1.6. As used herein, "Net Sales" shall mean the aggregate gross selling amount (actually invoiced, paid or received for the Product, whichever is greatest) for the Product sold, sublicensed, transferred or otherwise arising from the commercial exploitation thereof by MKL, its Affiliates, and its agents and representatives, without deduction for any offsets, discounts, costs or taxes, less and except only the following: (a) any trade, cash or quantity discounts, (b) credits or allowances granted upon claims, rejections, returns or retroactive price adjustments of the Product, and (c) customs, duties and taxes based on gross sales of the Product included in and separately stated on the invoice, as adjusted for rebates and refunds (but not including taxes assessed on income). Any Product sold, sublicensed or otherwise transferred in other than an arm's-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market price within the Territory, as determined in good faith by the Parties.

         1.7. As used herein, "Party" shall mean Migami or MKL and "Parties" shall mean Migami and MKL.

         1.8 As used herein, "Patent Applications" shall mean United States non-provisional patent application U.S. Serial No. 10/713,544 filed in the USPTO, Europe, Canada, Mexico and Japan on November 14, 2003 and United States non-provisional patent application U.S. Serial No. 10/402,273 filed in the USPTO, Europe and Canada on March 28, 2003; all United States and foreign patents and patent applications deriving priority from the Provisional Applications, and any divisions, continuations, continuations-in-part, re-examinations and reissues of such patent applications.

         1.9. As used herein, "Patent Rights" shall mean all rights arising in connection with the Patent Applications, and any patents ultimately issued in connection therewith.

         1.10. As used herein, "Product" or "Products" shall mean any product formulated and developed by Innozen for Migami using or incorporating the Licensed Technology; PROVIDED, HOWEVER, the license granted hereunder shall not

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include any rights to film strip products containing the drug actives Benzocaine or Loratadine or any other drug active ingredients not agreed to by Innozen.

         1.11. As used herein, "Territory" shall mean South Korea.

         1.12. As used herein, "USPTO" shall mean the United States Patent and Trademark Office.

                           ARTICLE II. REPRESENTATIONS
                                       ---------------

         2.1. MUTUAL REPRESENTATIONS. Each Party represents and warrants to the other Party that (a) it has full right, power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it has all necessary corporate approvals for its execution, delivery and performance of this Agreement, (c) it has not, and will not during the term of this Agreement, grant any rights or enter into any agreement that would conflict with the terms of this Agreement, (d) it is duly organized, existing, and in good standing under the laws of the jurisdiction in which it was formed, and (e) carrying out the terms of this Agreement will not conflict with any other agreement to which it is a party.

         2.2. MIGAMI'S REPRESENTATIONS. Migami shall use commercially reasonable efforts to cooperate with MKL in connection with MKL's performance under this Agreement.

         2.3. MKL'S REPRESENTATIONS. MKL agrees to use its reasonable best efforts (i) to locate brokers, distributors, wholesalers and retailers in the Territory for the distribution and sale of Products using the Licensed Technology, and (ii) to locate customers in the Territory for Products using the Licensed Technology. MKL shall take no action which shall in any way injure the rights of Migami in the Licensed Technology or the Products.

                              ARTICLE III. LICENSE
                                           -------

         3.1. LICENSE. Subject to (a) the limitations on exclusivity set forth in Section 3.2, (b) the reservations of rights set forth in Section 3.3., (c) the termination of MKL's exclusivity rights as set forth in Section 4.3, and (d) the other terms of this Agreement, Migami hereby grants to MKL an exclusive license in and to the use of the Licensed Technology (including the right to sublicense any or all of such rights in accordance with the terms of this Agreement) to make, have made, use, offer for sale and sell Products in the Territory.

         3.2. LIMITATIONS ON EXCLUSIVITY. In the event MKL materially breaches or fails to perform any provision of this Agreement and such material breach or failure continues for a period of thirty (30) days after written notice thereof is provided by Migami, Migami shall have the right, at its option, to (a) declare the license granted in Section 3.1 to be nonexclusive whereupon such

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license shall be nonexclusive, or (b) terminate the license granted in Section
3.1 in its entirety in addition to all other rights and remedies under this Agreement or otherwise available at law or in equity. If Migami elects to declare the license granted in Section 3.1 nonexclusive, and without limiting any other Migami rights and remedies, Migami shall have the right to grant to any person(s) or entity(ies) the right and license to make, have made, use, offer for sale or sell Products in the Territory and to do the foregoing itself. If Migami elects to terminate the license granted in Section 3.1, all rights granted to MKL by Migami under this Agreement (including without limitation all Patent Rights and Product and Licensed Technology rights) shall terminate, become null and void, and shall revert in their entirety to Migami.

         3.3. RESERVATION OF RIGHTS. Migami reserves all rights to use the Products, the Patent Rights, and all of the Licensed Technology (a) for research and testing, (b) to make, have made, and use the Product, the Patent Rights and the Licensed Technology, for Migami or any of its Affiliates or sublicensees; and (c) to make, have made, use, offer for sale, sell, license and sublicense any and all Products not intended to be sold or distributed in the Territory. Nothing in this Agreement shall constitute or be deemed to constitute a grant of any rights to MKL with respect to any Product or the Licensed Technology outside of the Territory.

         3.4. REVERSION. Upon termination of this Agreement, all of the Patent Rights and Licensed Technology granted hereunder to MKL shall revert to Migami.

         3.5. SUBLICENSING BY MKL.

              (a) RIGHT. Subject to the terms of this Section 3.5, MKL may grant a sublicense of its rights granted pursuant to Section 3.1. The grant of any such sublicense shall be conditioned upon Migami's prior written approval, which shall not be unreasonably withheld. Each sublicense shall be in writing and shall be subject to and consistent with the terms of this Agreement. Each sublicense shall be terminable at Migami's option upon termination of this Agreement, immediately upon Migami's written notice. Migami may provide such notice at any time after this Agreement terminates. If Migami elects to maintain any sublicense in effect after the termination of this Agreement, MKL shall assign all its rights to such sublicense to Migami.

              (b) INFORMATION. In view of the impact that MKL's sublicensees' activities could potentially have upon Migami's activities with respect to the Licensed Technology and Products outside the Territory, MKL shall keep Migami fully informed as to the status of each potential sublicense by notifying Migami of the potential sublicense (including without limitation the identity of the sublicensee) promptly as MKL moves forward with that sublicense. MKL shall also promptly provide Migami with a copy of each term sheet, each draft of the sublicense, and the final draft of the sublicense (prior to execution). In addition, MKL shall promptly inform Migami of the execution, scope, and termination of each sublicense and any amendment thereto, including without limitation, the name and address of each sublicensee. During any notice period prior to termination of this Agreement, MKL shall provide Migami with a summary of all sublicenses then in effect (including without limitation all amendments, side letters, etc.).

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No sublicense may be assigned without Migami's prior written consent. MKL may not sublicense any rights outside the Territory.

              (c) POTENTIAL LICENSEES OUTSIDE THE TERRITORY. If MKL encounters a third party that wishes to license any right to the Licensed Technology or any Products outside of the Territory, MKL shall refer such party to Migami for licensing negotiations. Migami retains the right to grant or withhold license for outside of the Territory in its sole discretion. Migami reserves the right to choose with whom to negotiate the terms of potential licenses for the Licensed Technology and all Products outside the Territory in its sole discretion.

                     ARTICLE IV. MARKETING AND DISTRIBUTION
                                 --------------------------

         4.1. BEST EFFORTS.

              (a) MKL shall use its best efforts to actively promote the sale of Products in the Territory, including but not limited to calling on customers, actively soliciting and securing orders for the Products, introducing, demonstrating, advertising, and marketing the Products.

              (b) Beginning immediately following the launch of any Product in the Territory, MKL shall submit a complete quarterly report to Migami detailing its efforts to promote the sale of each Product in the Territory and detailing both turnover, direct sales activities, and projected sales.

         4.2. MINIMUM SALES REQUIREMENTS. MKL shall not be responsible for any minimum sales requirements. However, MKL shall use its best efforts to achieve sales goals mutually determined by Migami and MKL.

                             ARTICLE V. MANUFACTURE
                                        -----------

         5.1. SUPPLY. It is anticipated that MKL shall manufacture its requirement for Products under this Agreement. In the event that MKL fails to do so, MKL shall purchase all of its requirements of Product exclusively from Migami at Migami's sole discretion. In the event that MKL has excess manufacturing capacity for Products, MKL shall offer such excess capacity to Migami for the manufacture of Products for purchase by Migami. Migami may, at its sole discretion, elect to purchase such products from MKL.

         5.2 MAINTENANCE OF INVENTORY. MKL shall maintain an adequate inventory of Products to satisfy its projected sales volume.

          ARTICLE VI. LICENSE FEE; CLINICAL STUDY FEE; REVENUE SHARING
                      ------------------------------------------------

         6.1. LICENSE FEE. In consideration of the license, distribution and marketing rights granted in this Agreement, MKL shall pay to Migami $2,000,000.00 within ten (30) days of execution of this Agreement (the "License Fee Payment").

         6.2 CLINICAL STUDY FEE. MKL shall pay any amounts necessary to perform studies on the efficacy of the Product or other clinical studies necessary to obtain any required approvals by regulatory authorities in the Territory and any required fees to such regulatory authorities within ten (10) days of a written request therefore from Migami (the "Clinical Study Fee").

         6.3. PAYMENT OF FEES. The License Fee Payment and the Clinical Study Fee shall collectively be referred to as the "Payments." The Payments are not creditable against any Revenue Sharing as set forth under Section 6.3 or other payments required from MKL elsewhere herein and are not refundable. If MKL fails to make any Payment provided for in this Article VI within thirty (30) days after the due date thereof as set forth above, then at Migami's option, the license granted to MKL hereunder shall no longer be exclusive; and (b) within sixty (60) days after the due date thereof as set forth above, Migami shall be entitled to terminate this Agreement by written notice to MKL. In the event that MKL directly pays for any required clinical study or related regulatory fee, MKL shall not be required to pay such amount to Migami.

         6.4. REVENUE SHARING. MKL shall pay to Migami an eight percent (4%) royalty on the Aggregate Consideration received by MKL, in excess of the License Fee Payment. MKL shall commence paying such royalty to Migami at such time as the amount of Aggregate Consideration exceeds $2,000,000 and continue for the remaining term of the Agreement. Such payment shall be made on a quarterly basis by the twentieth day after the conclusion of the calendar quarter in which the royalty was earned. MKL shall provide after the twentieth day of each calendar quarter a written report detailing the calculation of Aggregate Consideration for the prior quarter.

         6.5. REVIEW OF BOOKS AND RECORDS. MKL shall keep, or cause to be kept, accurate books and records in sufficient detail to verify the calculation of Aggregate Consideration and the reports given under Section 6.4 and shall retain such books and records at its principal place of business for at least five (5) years after the end of the fiscal year to which they pertain. Migami shall have the right, at its expense and not more frequently than once per calendar year, to have its accountants and/or auditors examine, during normal business hours, the books and records of MKL, its Affiliates and its sublicensees relating to the calculation of Aggregate Consideration and the preparation of the reports provided under Section 6.4 for any period during which MKL is to maintain records. If such examination discovers an error in excess of five percent (5%) for the period under review, MKL shall reimburse Migami for its reasonable costs of examination.

         6.6. CURRENCY CONVERSION. All payments shall be calculated and paid in United States dollars. For the purpose of computing the Aggregate Consideration in connection with revenue paid in a currency other that United States dollars, the Parties shall convert the value of such currency into U.S. dollars on a

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consistent, monthly basis using an average of exchange rates for the month published in Reuters ending on the last business day of the month during which a royalty payment is to be made.

         6.7. TAXES. Each Party agrees to bear all of the sales and use taxes imposed as a result of the existence or operation of this Agreement on such Party, including any tax on, or measured by, sales, royalties or other payment.

               ARTICLE VII. LICENSED TECHNOLOGY AND PATENT RIGHTS
                            -------------------------------------

         7.1. OWNERSHIP.

              (a) All works of authorship, discoveries, improvements and inventions made, authored, or invented by Innozen, Inc., a Delaware, USA, corporation, and/or any of its Affiliates in the performance of this Agreement or which otherwise relates to the Product, the Patent Rights and/or the Licensed Technology (collectively, "Innozen Improvements") shall be owned by Innozen, Inc. All works of authorship, discoveries, improvements and inventions made, authored, or invented by Migami, and/or any of its Affiliates in the performance of this Agreement or which otherwise relates to the Product, the Patent Rights and/or the Licensed Technology (collectively, "Migami Improvements") shall be owned by Migami. All works of authorship, discoveries, improvements and inventions made, authored, or invented by MKL, and/or any of its Affiliates in the performance of this Agreement or which otherwise relate to the Product, the Patent Rights and/or the Licensed Technology (collectively, "MKL Improvements") shall be subject to the license granted by this Agreement and shall be owned by Migami. MKL shall promptly disclose the MKL Improvements, in confidence, to Migami, and Migami shall promptly disclose Migami Improvements, in confidence, to MKL. With respect to any such Migami Improvements and MKL Improvements, the Parties shall discuss and agree in good faith whether to incorporate them into any aspect of the Product, whether to seek intellectual property protection for them, whether to transfer ownership of them, and any consideration to be given or exchanged for them.

         7.2. INFRINGEMENT.

              (a) Each Party shall promptly notify in writing the other Party during the term of this Agreement of any: (i) known infringement or suspected infringement of any of the Patent Rights; or (ii) unauthorized use or misappropriation of the Licensed Technology by a third party of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within ninety (90) days after Migami becomes, or is made aware of any of the foregoing, Migami shall decide whether or not to initiate an infringement or other appropriate action and shall notify MKL of its decision in writing. The failure of Migami to inform MKL of Migami's decision within such 90-day period shall be deemed a decision not to initiate an infringement or other appropriate action.

              (b) In the event that Migami notifies MKL of its intent to initiate an infringement or other appropriate action within the 90-day period provided in Section (a) 7.2(a), provided such infringement is continuing, Migami

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shall initiate such an infringement or other appropriate action within thirty
(30) days of the end of such 90-day period. If such infringement is within the Territory, MKL shall be entitled to join Migami as a party to such suit, but MKL shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit or being involved in the commercialization of any Patent Rights and/or Licensed Technology at issue. If MKL chooses to participate, MKL shall have the right to be represented by its own counsel at its own expense. Migami shall not settle any such suit involving rights of MKL or make an admission of liability on behalf of MKL without obtaining the prior written consent of MKL, which consent shall not be unreasonably withheld. In the event Migami initiates proceedings pursuant to this Section 7.2(c), Migami shall be entitled to one hundred percent (100%) of any and all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that may be awarded, up to the amount of Migami's costs of suit and attorneys fees, Migami and MKL shall each be entitled to fifty percent (50%) of all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that may be awarded, in excess of Migami's costs of suit as long as such recovery stems from infringement within the Territory.

              (c) In the event that Migami decides not to initiate, or is deemed to have not decided to initiate an infringement or other appropriate action within the 90-day period provided in Section 7.2(a), or does not initiate such an infringement or other appropriate action within thirty (30) days of such 90-day period as provided in Section 7.2(b), MKL shall have the right, at its expense, to initiate an infringement or other appropriate action, and shall be entitled to join Migami as a party to such suit, but Migami shall be under no obligation to participate except to the extent that such participation is required as a result of its being named a party to the suit or being the owner of any Patent Rights and/or Licensed Technology at issue. Notwithstanding the foregoing, in the event that Migami is engaged at the end of said 90-day period in negotiations for the settlement of the said patent infringement which has been the subject of notice from MKL to Migami and has advised MKL in writing of such negotiations, the above mentioned right and option of MKL to bring suit shall be exercised only with the written consent of Migami which will not be unreasonably withheld. If Migami chooses to participate in any suit initiated by MKL, Migami shall have the right to be represented in any such suit by its own counsel at its own expense. MKL shall not settle any such suit involving rights of Migami nor make any admission of liability on behalf of Migami without obtaining the prior written consent of Migami, which consent shall not be unreasonably withheld. In the event MKL initiates proceedings pursuant to
Section 7.2(c), Migami and MKL shall be entitled to one hundred percent (100%) of any and all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that may be awarded, up to the amount of their respective costs of suit and attorneys fees. In any such action, Migami and MKL shall each be entitled to fifty percent (50%) of all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that


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may be awarded, in excess of their aggregate costs of suit and attorneys fees as long as such recovery stems from infringement within the Territory.

              (d) Nothing herein contained shall be construed to require either party to expend money in litigation or in the enforcing of Patent Rights and/or Licensed Technology rights unless it so elects and in the event a party proceeds with litigation in the name of the other party in any cause in which such other party is not voluntarily a party, as evidence by written notice, such party shall and agrees to hold the other party harmless from any and all liabilities arising thereunder, including, but not limited to, attorney's fees, court costs, and damages arising out of the counterclaims, cross-claims and the like.

         7.3. ASSISTANCE. Each Party shall provide to the other Party such reasonable assistance as necessary for the Parties to exercise its rights under this Article VII.

                     ARTICLE VIII. CONFIDENTIAL INFORMATION
                                   ------------------------

         8.1. CONFIDENTIAL INFORMATION. Except as otherwise provided in this
Article VIII, during the term of this Agreement and for a period of five (5) years thereafter, each Party shall keep confidential and not disclose or use (except as contemplated by this Agreement), either directly or indirectly, any proprietary or confidential information received from the other Party. This restriction shall not apply to any information to the extent it (a) is already known to the recipient at the time of disclosure, (b) is or becomes public knowledge through no fault of the recipient, (c) is received without an obligation of confidentiality from a third party having the lawful right to disclose same, or (d) was independently developed or discovered by the receiving party without the use of the information disclosed by the disclosing Party.

         8.2. AUTHORIZED DISCLOSURE. Each Party may disclose information received from the other Party (a) to third parties under appropriate terms and conditions, including confidentiality provisions substantially equivalent to this Article VIII, for consulting, manufacturing, development, external testing and marketing trials with respect to Licensed Technology or a Product and (b) to the extent such disclosure is reasonably necessary in connection with submissions to regulatory authorities for purposes of this Agreement, filing or prosecuting patent applications contemplated under this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials of the Licensed Technology or the Product; provided, however, that in the event of any proposed disclosure described in clause (b), the disclosing Party will, except where impracticable (e.g., medical emergencies) or where such disclosure is made for the purpose of carrying out any obligation under this Agreement, give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of the information to be disclosed.

         8.3. PUBLIC ANNOUNCEMENTS. Except to the extent required by applicable law or regulations, in the reasonable judgment of a Party, or to the extent the


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substance thereof has previously been reviewed and released by the Parties or is in the public domain through no fault of the originating Party, neither Party shall make any announcement, news release, public statement, publication or presentation regarding the material terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Parties will consult with one another regarding the provisions of this Agreement to be redacted in any filing made by the parties with regulatory agencies (e.g., Securities and Exchange Commission) or as otherwise required by law. The Parties will use commercially reasonable efforts to coordinate the initial announcement or press release relating to this Agreement such that each Party's initial announcement or press release may be made contemporaneously.

                                 IX. TERMINATION
                                     -----------

         9.1. TERM. Unless terminated earlier, this Agreement shall terminate upon the termination of Migami's license from Innozen, which is July 17, 2020.

         9.2. TERMINATION FOR BREACH.

              (a) BY MKL. Except as otherwise provided in this Agreement, MKL shall be entitled to terminate this Agreement by written notice to Migami in the event that Migami shall be in material default of any of its obligations hereunder and shall fail to remedy any such default within thirty (30) days after written notice thereof by MKL.

              (b) BY MIGAMI. Except as otherwise provided in this Agreement, Migami shall be entitled to terminate this Agreement by written notice to MKL in the event that MKL shall be in material default of any of its obligations hereunder and shall fail to remedy any such default within thirty (30) days after written notice thereof by Migami.

              9.3. EFFECT OF TERMINATION. Termination of this Agreement shall not relieve either party of its obligations incurred up to the date of termination. Except as otherwise provided in this Agreement, upon termination, all rights in the Product, the Patent Rights and Licensed Technology shall revert to and automatically be assigned to and owned by Migami. Upon termination, Migami shall be the sole proprietor of all rights in the Product, the Patent Rights and the Licensed Technology. Upon termination of this Agreement, no Party shall be relieved of any obligations, including any liability for breach of this Agreement, incurred prior to such termination. In the event of termination, MKL shall lose its right to manufacture Products.

              9.4. SURVIVAL OF OBLIGATIONS; RETURN OF CONFIDENTIAL INFORMATION. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to Confidential Information (Article VIII), as well as any other provision which by its nature is intended to survive termination, shall survive and continue to be enforceable after the termination of this Agreement. Upon any termination of this Agreement, each Party shall promptly return to each


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other Party all written Confidential Information, and all copies thereof, of such other Party.

                                X. MISCELLANEOUS
                                   -------------

         10.1. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the United States of America and the State of California without regard to its rules governing conflicts of law.

         10.2. WAIVER. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. Nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege of such Party.

         10.3. NOTICES. Any notice or other communication in connection with this Agreement must be in writing and delivered by overnight carrier, return receipt requested, or by facsimile transmission. If delivered by Federal Express or other similar overnight carrier, delivery shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor. If delivered by facsimile, delivery shall be effective upon transmission as long as there is a facsimile confirmation sheet which shows that the facsimile transmission was actually received.

                  If to Migami:             Migami, Inc.
                                            Attn: John Park
                                            3701 Wilshire Boulevard, Suite 506
                                            Los Angeles, California 90010
                                            Facsimile: (213) 739-1705

                  If to MKL:                Migami Korea, Ltd.
                                            Attn: Hong Seok Kim
                                            Kyung Ki Do, Kimpo Pung Mu-Dong,
                                            109-5, South Korea

         10.4. ENTIRE AGREEMENT. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating hereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties. There are no representations, promises, commitments, or understandings between the parties that are not contained herein.

         10.5. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.


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

         10.6. SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law or any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

         10.7. ASSIGNMENT. Except as provided herein, neither party shall have the right to transfer any of its rights under this Agreement to any third party without the prior written consent of the other party. However, Migami may assign its right to receive compensation under this Agreement to a third party without the prior written consent of MKL.

         10.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successor and permitted assigns.

         10.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

         10.10. INDEPENDENT CONTRACTORS. This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between MKL and Migami. Neither MKL nor Migami shall have the right to obligate or bind the other party in any matter whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons. MKL and Migami are independent contractors only.

         10.11. ATTORNEYS FEES AND COSTS. In the event of any litigation arising out of or relating to this Agreement, the prevailing party shall be awarded its costs and its reasonable attorney's fees incurred in connection therewith through, and including, any appeal.

         10.12 JURISDICTION. Courts sitting in the County of Los Angeles, State of California shall have exclusive jurisdiction of any dispute arising under, or relating to, this Agreement. All parties agree that such courts shall have jurisdiction over the in connection with any such dispute and waive any attempt to contest jurisdiction under FORUM NON CONVIENS or any other grounds. This Agreement is made and is partially to be performed in the County of Los Angeles, State of California.


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

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date set forth above.

                                            Migami, Inc.
                                            ("Migami")

                                            By: /s/ John Park
                                                --------------------------------
                                                John Park, President

                                            Migami Korea, Ltd.
                                            ("MKL")

                                            By: /s/ Eun Su Kim
                                                --------------------------------
                                                (Eun Su Kim), President

                                            By:
                                                --------------------------------
                                                Hong Seok Kim, Chairman of Board


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